Exhibit 16.1

[Hein & Associates LLP letterhead]

September 26, 2005

Securities and Exchange Commission

Washington, DC 20549

Commissioners:

We have read Opta Corporation’s statements included under Item 4.01 of its Form 8-K for September 26, 2005, and we agree with such statements concerning our Firm except that our report on the consolidated financial statements as of June 30, 2004 and 2003 and for each of the three years in the period ending June 30, 2004 was modified due to an uncertainty about the Company’s ability to continue as a going concern.

Very truly yours,

/s/ Hein & Associates LLP

HEIN & ASSOCIATES LLP